Exhibit 99.2

Biomet Announces Early Tender Offer Results and Acceptance of its 10% Senior Notes Due 2017

(CUSIP Nos. 090613AC4; 550785AA7; U55004AA0) and 11 5/8% Senior Subordinated Notes due 2017

(CUSIP Nos. 090613AE0; 550785AE9; U55004AC6)

Warsaw, Ind., October 2, 2012 – Biomet, Inc. (“Biomet”) today announced the early tender results of the previously announced cash tender offer (the “Tender Offer”) for any and all of its 10% Senior Notes due 2017 (CUSIP Nos. 090613AC4; 550785AA7; U55004AA0) (the “Existing Senior Notes”) and up to $800,000,000 aggregate principal amount of its 11 5/8% Senior Subordinated Notes due 2017 (CUSIP Nos. 090613AE0; 550785AE9; U55004AC6) (the “Existing Senior Subordinated Notes” and, together with the Existing Senior Notes, the “Existing Notes”).

As of the previously announced early tender deadline of 5:00 p.m., New York City time, on October 1, 2012 (the “Early Tender Time”), $343,400,000 in aggregate principal amount, or approximately 45.12% of the Existing Senior Notes outstanding, has been validly tendered and not withdrawn, and $384,170,000 in aggregate principal amount, or approximately 43.91% of the Existing Senior Subordinated Notes outstanding, has been validly tendered and not withdrawn. Biomet has accepted for purchase all of the tendered Existing Notes.

Biomet today called for redemption all outstanding Existing Notes not accepted for purchase in the Tender Offer.

The terms and conditions of the Tender Offer are described in Biomet’s Offer to Purchase and Amendment No. 1 to Offer to Purchase, each dated September 18, 2012 (together, the “Offer to Purchase”) and related Letter of Transmittal which set forth the complete terms of the Tender Offer.

The Tender Offer is scheduled to expire at 12:00 midnight, New York City time, on October 16, 2012, unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Time”). Holders of Existing Notes (“Holders”) who validly tender their Existing Notes after the Early Tender Time but on or before the Expiration Time will be eligible to receive a tender offer consideration of $1,025.50 per $1,000 principal amount of the Existing Senior Notes tendered and a tender offer consideration of $1,034.63 per $1,000 principal amount of the Existing Senior Subordinated Notes tendered, each of which is equal to the applicable total consideration minus an early tender premium of $30 per $1,000 principal amount of Existing Notes. Holders whose Existing Notes are accepted for payment in the Tender Offer will receive accrued and unpaid interest from the most recent interest payment date for the Existing Notes to, but not including, the applicable payment date for their Existing Notes purchased pursuant to the Tender Offer.

Goldman, Sachs & Co. and BofA Merrill Lynch are acting as lead dealer managers for the Tender Offer. For additional information regarding the terms of the Tender Offer, please contact: Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-0345 (collect) and BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect). Requests for documents may be directed to Global Bondholder Services Corporation, which is acting as the depositary and information agent for the Tender Offer, at (866) 470-3900 (toll-free).

None of Biomet, the dealer manager or the tender and information agent make any recommendations as to whether Holders should tender their Existing Notes pursuant to the Tender Offer, and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to tender their Existing Notes, and, if so, the principal amount of Existing Notes to tender.

This press release does not constitute an offer to purchase or a solicitation of an offer to sell our Existing Notes or other securities, nor shall there be any purchase of our Existing Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The Tender Offer is being made solely by Biomet’s Offer to Purchase dated September 18, 2012. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful. Any offers of concurrently offered securities will be made only by means of a private offering circular.

About Biomet

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet’s product portfolio encompasses large joint reconstructive products, including orthopedic joint replacement devices, and bone cements and accessories; sports medicine, extremities and trauma products, including internal and external orthopedic fixation devices; spine and bone healing products, including spine hardware, spinal stimulation devices, and orthobiologics, as well as electrical bone growth stimulators and softgoods and bracing; dental reconstructive products; and other products, including microfixation products and autologous therapies. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in approximately 90 countries.

Contacts

For further information contact Daniel P. Florin, Senior Vice President and Chief Financial Officer, at (574) 372-1687 or Barbara Goslee, Director, Investor Relations at (574) 372-1514.

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